EXHIBIT 99.1

Mark Yoon Confirmed as Chief Financial Officer of Hanmi Financial Corporation

LOS ANGELES, April 11, 2013 (GLOBE NEWSWIRE) -- Hanmi Financial Corporation (Nasdaq:HAFC) ("Hanmi"), the holding company for Hanmi Bank, today announced that Shick "Mark" Yoon was appointed as Chief Financial Officer, effective immediately. Mr. Yoon has served at Hanmi since 2008, and previously held the positions of interim Chief Financial Officer, Chief Strategy Officer, Deputy CFO, Treasurer and Senior Planning Officer.

"Mark has been instrumental in our strategic planning and asset/liability management over the past five years, which helped Hanmi navigate through the financial crisis, and we are very pleased to have him as our permanent Chief Financial Officer in charge of our accounting, treasury, and corporate strategy departments," said Jay Yoo, President and Chief Executive Officer of Hanmi. Mr. Yoo added that, "Mark's financial expertise, strategic vision, professionalism, and entrepreneurial spirit are qualities that we value in our senior managers as we go forward in our 31st year."

"I am honored to be named as the permanent Chief Financial Officer of Hanmi and look forward to working with our team to continue building our franchise," said Mr. Yoon.

Mr. Yoon brings over 17 years of banking experience, including nearly five years with Hanmi, to an increasingly important position. Prior to joining Hanmi, he was a financial and management consultant to a number of middle-market companies, and served as an auditor with Deloitte & Touche. He is a Certified Public Accountant, Certified Valuation Analyst, and Level III candidate in a Chartered Financial Analyst program.

Mr. Yoon graduated from the University of Southern California with a Bachelor of Science degree in Business Administration. He also earned a Master of Science degree in Accounting, with an emphasis in Financial Accounting and Finance, from the University of Southern California.

About Hanmi Financial Corporation

Headquartered in Los Angeles, Hanmi Bank, a wholly-owned subsidiary of Hanmi Financial Corporation, provides services to the multi-ethnic communities of California, with 27 full-service offices in Los Angeles, Orange, San Bernardino, San Francisco, Santa Clara and San Diego counties, and a loan production office in Washington State. Hanmi Bank specializes in commercial, SBA and trade finance lending, and is a recognized community leader. Hanmi Bank's mission is to provide a full range of quality products and premier services to its customers and to maximize stockholder value. Additional information is available at www.hanmi.com.

CONTACT: Hanmi Financial Corporation
         David Yang
         Vice President & Corporate Strategy Officer
         (213) 637-4798